OPERATING AGREEMENT

THIS OPERATING AGREEMENT (hereinafter referred to as the “Agreement”) is made and entered into as of November 5, 2008 by, between and among , LLC (“Emissary”), Ajay Tandon, Amit Tandon and Albert Lee as Members of Emissary, a Delaware limited liability company the “Company”).

WHEREAS, the initial Members have formed Emissary Capital Group, LLC as a limited liability company under the Laws of the State of Delaware by causing a Certificate of Formation, conforming to the requirements of the Act (as defined below) to be filed in the Office of the Secretary of State for the State of Delaware.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledge, and intending to be legally bound hereby, the parties hereby covenant, agree and certify as follows:

ARTICLE I
DEFINITIONS

1.1           “Act” shall mean the Delaware Limited Liability Company Act, Chapter 18, Title 6 of the Delaware Code.

1.2           “Agreement” shall mean this Operating Agreement as originally executed and as amended from time to time.

1.3           “Articles of Organization” shall refer to the Certificate of Formation of the Company filed on the 5th day of November, 2008, in the Office of Secretary of State of Delaware.

1.4           “Capital Contribution” shall mean any contribution to the capital of the Company by a Member, whenever made, of cash, property, services rendered, promissory note(s), or other obligation to contribute cash or property or to perform services.

1.5           “Cash Available for Distribution” shall mean gross cash receipts less all expenses paid on a cash basis (including debt service) less reasonable reserves for the portion of such cash receipts which will be committed to the business of the Company, less reasonable reserves for amounts necessary for the satisfaction of current debts and obligations of the Company, and less reasonable reserves for the contingencies or other needs of the business, all as determined in the sole and absolute discretion of the Managers.

1.6           “Cash Available for Tax Distribution” means all cash and cash equivalents of the Company on hand less all outstanding obligations of the Company due or to become due within thirty (30) days.

1.7           “Code” shall refer to the Internal Revenue Code of 1986 as it presently exists and hereafter may be amended.

1.8           “Company” shall refer to Emissary Capital Group, LLC, a limited liability company formed under the laws of the State of Delaware.

1.9           “Disposition” shall refer to the sale of all or substantially all of the assets of the Company, refinancing of the Company property, condemnation (whether pursuant to governmental authority or pursuant to a private right of condemnation), a casual or an involuntary conversion.

1.10         “Initial Capital Contributions” shall mean the initial contributions of the Initial Members to the capital of the Company as set forth opposite the name of each Initial Member listed on Exhibit A.

1.11         “Initial Members” shall be the initial parties to this Agreement, whose names are set forth in the opening paragraph hereof.

1.12         “Initial Managers” shall be the person or persons whose names and addresses are set forth in the Articles of Organization, who shall serve as Managers until the first annual meeting of Members pursuant to Article 8 hereof or until their successors are elected and qualified.

1.13         “Managers” shall be the Initial Managers and the person or persons from time-to-time elected pursuant to Article 8 hereof by the Members to manage the Company.

1.14         “Members” shall be the Initial Members and any additional or substituted Members admitted pursuant to Article 11 hereof.

1.15         “Membership Interests” refer to the Members' respective shares of Company Profits and Losses and the right to receive distributions of the Company's assets.  Membership Interests may be divided into one or more classes or series, each with such rights and preferences as may be determined by the Managers.

1.16         “Member Nonrecourse Debt” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

1.17         “Member Nonrecourse Debt Minimum Gain” shall be the amount with respect to each Member Nonrecourse Debt equal to the company minimum gain (as defined in Section 10.1(a)(ii)) that would result if such Member Nonrecourse Debt was treated as a nonrecourse liability determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

1.18         “Member Nonrecourse Deductions” shall have the meaning, the amount thereof shall be, as set forth in Treasury and the amount thereof shall be, as set forth Regulations Section 1.704-2(i).

1.19         “Nonrecourse Debt” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

1.20         “Nonrecourse Deductions” shall have the meaning, and the amount thereof shall be, as set forth in Treasury Regulations Section 1.704-2(b)(1).

1.21        “Profits and Losses” shall mean the net profits or net losses of the Company as shown on its books of account after deduction of expenses, depreciation and such other charges or additions as are appropriate under the record keeping system and accounting principles customarily employed by the Company and consistently applied (being initially, the cash method of accounting for federal income tax reporting purposes).

1.22        “Units” shall refer to the parts into which aggregate Membership Interests shall be divided and represented in the aggregate.

ARTICLE II
OFFICES

The principal office of the Company shall be at such place within or without the State of Delaware as the Managers may determine.  The Company may have such other offices, either within or without the States of Delaware as the Managers may designate or as the business of the Company may from time-to-time require.

ARTICLE III
REGISTERED OFFICE AND AGENT

The registered office of the Company in the State of Delaware shall be located at 160 Greentree Drive, Suite 101, Dover Delaware 19904, and the registered agent at such address shall be National Registered Agents, Inc.

ARTICLE IV
TERM

The term of the Company commenced on the date the Company’s Articles of Organization were accepted by the Delaware Secretary of State, which also is the effective date of this Agreement.  The Company shall continue for a term of thirty (30) years and, thereafter, shall continue in existence for such successive periods of one (1) year each as all of the Members may agree upon by and under any appropriate instrument, unless it shall have been otherwise dissolved as hereinafter provided.

ARTICLE V
INITIAL MEMBERS

The names of the initial Members are as set forth in the opening paragraph of this Operating Agreement.

ARTICLE VI
RIGHTS AND OBLIGATIONS OF MEMBERS

6.1           Liability.  Each Member's liability shall be limited as set forth in the Act and other applicable law.  No Member shall be liable for any debts or losses of the Company beyond his or her Capital Contributions, except as provided in Article 8 hereof and in the Act.

6.2           Business of the Company.  Except as provided in Article 7 hereof and under the Act, a Member shall take no part in the conduct or control of the business of the Company and shall have no right or authority to act for or to bind the Company in any manner whatsoever.

6.3           Status of Membership Interests.  Except as is otherwise provided in this Agreement or the Act, the Membership Interest owned by a Member shall be fully paid and nonassessable.  No Member shall have the right to withdraw or reduce his or her Capital Contribution to the Company except as a result of the dissolution and termination of the Company or as otherwise explicitly provided in this Agreement.  No Member shall have the right to bring an action for partition against the Company and each Member expressly waives any such right.

6.4           Resignation.  A Member may resign at any time by giving written notice of his or her resignation to the Managers and remaining Members, provided that a resigning Member shall not be entitled to the return of such Member’s capital account or any other payment, except as may be explicitly provided in this Agreement.

ARTICLE VII
MEETINGS OF MEMBERS

7.1           Annual Meetings.  The annual meeting of the Members for the election of Managers and for the transaction of such other business as may properly come before such meeting shall be held at such time and date during the month of April of each year (commencing with the year 2009) as the Managers shall each year determine.

7.2           Special Meetings.  A special meeting of the Members may be called at any time by any Manager or Managers and shall be called by the Managers upon the written request of the holders of not less than one-tenth (1/10) of all Membership Interests entitled to vote at the meeting, such written request to state the purpose or purposes of the meeting and to be delivered to the Managers.

7.3           Place of Meetings.  All meetings of the Members shall be held at the principal office of the Company or at such other place as shall be determined from time to time by the Managers.

7.4           Notice of Meetings.  Written notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purposes for which the meeting is called, shall be given by or under the direction of any Manager or the person(s) calling the meeting at least ten (10) days but not more than fifty (50) days before the date fixed for such meeting.  Notice shall be given to each Member of record entitled to vote at such meeting.  Notice shall be delivered to each Member in person or sent by United States mail, postage prepaid, addressed as set forth on the books of the Company.  Notice that has been mailed pursuant to this Section 7.4 shall be deemed to have been given when deposited.  A waiver of such notice, in writing, signed by the person or persons entitled to said notice, whether before, at or after the time stated therein, shall be deemed equivalent to such notice.  Except as otherwise required by the Act, notice of any adjourned meeting of the Members shall not be required.

7.5           Record Date.  For the purpose of determining Members entitled to notice of and to vote at any meeting of Members or any adjournment thereof, or entitled to receive any Cash Available for Distribution, or in order to make a determination of Members for any other proper purpose, the Managers shall fix in advance a date as the record date for any such determination, such date in any case not to be more than 50 days and, in the case of a meeting of Members, not less than 10 days prior to the date on which the particular action requiring such determination is to be taken.  If no record date is fixed in accordance with this Section 7.5, the date on which a notice of meeting is mailed, or on which a resolution declaring such a distribution is adopted, as the case may be, shall be the record date for such determination of Members.  When a determination of Members entitled to vote at any meeting has been made as provided herein, the determination shall apply to any adjournment thereof.

7.6           Quorum.  Except as otherwise may be required by this Agreement or the Act, the presence at any meeting, in person or by proxy, of Members holding a majority of Membership Interests entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum for the transaction of business.  In the absence of a quorum, a majority in interest of the Members entitled to vote, present in person or by proxy, may adjourn the meeting from time to time for a period not to exceed sixty (60) days in any one case.  If an adjournment is for more than thirty (30) days, or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be delivered to each Member of record entitled to vote at the meeting.  At any such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

7.7           Voting.  Except as otherwise may be provided by the Act, this Agreement, or any voting agreement among the Members, each Member, at every meeting of the Members, shall be entitled to vote, in person or by proxy, in accordance with his or her percentage of ownership of Membership Interests.

At all meetings of the Members at which a quorum is present, except as otherwise may be required by statute, the Articles of Organization, this Agreement, or any voting agreement among Members, the affirmative vote of the holders of a majority of Membership Interests shall be the act of the Members.

7.8           Actions by Members Without a Meeting.  Whenever the vote of Members at a meeting thereof is required or permitted to be taken in connection with any action by any provision of the Act, this Agreement, or the Articles of Organization, the meeting and vote of Members may be dispensed with if all of the Members who would have been entitled to cast the number of votes required to adopt the action if such meeting were held shall consent in writing to such action being taken.  Actions taken pursuant to this Section 7.8 shall be effective when the required Members entitled to vote have signed the subject consent, unless the consent specifies a different effective date.  The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs consent.

7.9           Telephonic Meetings; Proxies.  Any meeting which may be held under this Article 7 may be held by telephone.  At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact.  Any such proxy shall be filed with the Managers before or at the time of the meeting.

7.10         Voting Trusts and Agreements Among Members.  Any number of Members may create a voting trust for the purpose of voting their Membership Interests by entering into a written agreement specifying the terms and conditions of the voting trust.  Each beneficiary of such a trust and his or her agents and attorneys shall have the same rights to inspect the Company's books and records, to share in the Company's Profits and Losses, and to receive distributions of the Company's assets as has every other Member.

ARTICLE VIII
MANAGERS

8.1           General Powers.  The business and affairs of the Company shall be managed by the Managers, except as otherwise provided by the Act, the Articles of Organization, or this Agreement.  The Managers shall devote such time to the business and affairs of the Company as they shall reasonably deem necessary to properly conduct such business and affairs in accordance with this Agreement and applicable law.  It is expressly understood and agreed that the Managers shall not be required to devote their entire business time or business resources to the business of the Company, unless so required by the terms of any employment or other agreement between an individual Manager and the Company relating to the services of a Manager.  Except as provided in the Act, the Articles of Organization and any amendments thereto, or this Agreement, each Manager shall be responsible for the management of the Company's business and shall have all powers generally conferred by law as well as those which are necessary, advisable or consistent in connection therewith, provided, however, that all decisions shall be upon the affirmative vote of a majority of the Managers, or upon the affirmative vote of both of the Managers if there shall be only two (2) in office.  Any note, contract, deed, bill of sale, mortgage, lease, or other commitment purporting to bind the Company to any action which is authorized in accordance with this Agreement shall be signed on behalf of the Company by any Manager or by any person to whom the Managers designate authority under an agreement, arrangement or resolution.

8.2          Limitations on Authority of the Managers.

A.           The Managers shall not have the authority to:

(i)           do any act in contravention of this Agreement;

(ii)          do any act which would make it impossible to carry on the ordinary business of the Company.  For purposes of this Section 8.2, the sale of all or a substantial portion of the Company's assets not in the ordinary course of business, without the prior written approval of the holders of two-thirds of the Membership Interests, shall be deemed to be an act making it impossible for the Company to carry on its ordinary business;

(iii)         confess a judgment against the Company;

(iv)         possess Company property or assign the rights of the Company in specific Company property for other than Company purposes;

(v)          admit a person as a Member except as provided in this Agreement;

(vi)         continue the business of the Company in contravention of Article 13 hereof;

(vii)        combine the Company with another entity without the prior written consent of the holders of two-thirds of the Membership Interests; and

(viii)       amend the Articles of Organization or this Agreement without the prior written consent of the holders of two-thirds of the Membership Interests.

B.           The Managers shall not do any of the following without the consent of the holders of the Initial Members; if an Initial Member has assigned all or a majority of its Membership Interest as permitted in this Agreement, for purposes of this Section 8.2.B, the consent of such member shall be deemed received upon consent of the holders of at least eighty percent (80%) of the Membership Interests originally held by such Initial Member:

(i)           The sale or disposition of assets of the Company having an aggregate value in excess of twenty five percent (25%) of the net book value of all assets of the Company, unless in the context of a determination by the Board of Managers to cease the conduct of all business of the Company.

(ii)          The adoption of any official Business Plan or any deviation from the Business Plan in effect from time-to-time.

(iii)         Engaging in any business outside the scope of the business purpose of the Company as described in Section 1.8 herein.

(iv)         Increasing the authorized and/or issued share capital or issuing any new membership units of the Company, or granting any option, warrant or other interest over, or effecting any other reorganization of, the capital of the Company.

(v)          Incurring any indebtedness in the nature of borrowings or making any loan other than as expressly provided for or contemplated by the Business Plan then in effect.

8.3           Liability of Managers.  Each Manager shall discharge his, her or its duties to the Company in good faith and with reasonable care.  Unless fraud, deceit, gross negligence, willful misconduct or a wrongful taking or other self-dealing shall be proved in a court of competent jurisdiction, a Manager shall not be liable or obligated to the Members for any mistake of fact or judgment or for the doing of any act or the failure to do any act by the Manager in conducting the business, operations and affairs of the Company which may cause or result in any loss or damage to the Company or its Members, or for losses by the Company or the Members.  A Manager shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture, except as may be specified in this Agreement, or any employment or other agreement relating to the Manager’s provision of services to the Company.

The Company shall indemnify any Person (such term includes any natural person and any legal entity), who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a Manager,  Member, officer, employee or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (“Indemnified Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (subject to the provisions below) actually and reasonably incurred by him in connection with such action, suit or proceeding if the act or failure to act giving rise to the claim for indemnification is not determined by a court to have constituted fraud, bad faith, gross negligence, recklessness, willful misconduct, or breach of this Agreement.

The Company shall not be required to indemnify an Indemnified Person for amounts paid in settlement unless the Company has approved the terms of such settlement.

8.4          Number and Qualifications.  The Company shall have at least two and not more than five (5) Managers.  The Board of Managers shall initially consist of Amit Tandon and Ajay Tandon.  No change in the number of Managers shall have the effect of shortening the term of any incumbent Manager.  Managers shall be natural persons of the age of 18 years or older.

8.5          Election and Term of Office.  The Initial Managers shall hold office until their respective successors are duly elected and qualified.  If any Managers are added in addition to the initial managers set forth in Section 8.4 above, such Managers shall be elected by the affirmative vote of a majority of Membership Interests to hold office until, the next succeeding annual meeting.  Each Manager shall hold office until his or her successor is duly elected and qualified, unless sooner displaced.  Election of Managers need not be by ballot.  Managers also may be elected or removed at a special meeting of the Members by vote of the holders of a majority of Membership Interests.

8.6          Compensation.  Salary or other compensation of the Managers may be fixed from time to time by the affirmative vote of Members holding a majority of Membership Interests, and no Manager shall be prevented from receiving such salary by reason of the fact that he is also a Member of the Company.

8.7           Removals and Resignations.  Except as may otherwise be provided by the Act, the Members may, at any meeting called expressly for the purpose, by a vote of the Members owning a majority of Membership Interests entitled to vote at an election of Managers, remove any or all Managers from office, with or without cause.  A Manager may resign at any time by giving written notice to the Board of Managers.  The resignation shall take effect immediately upon the receipt of the notice, or at any later time specified therein.  The acceptance of such resignation shall not be necessary to make it effective, unless the resignation by its terms requires acceptance.

8.8           Vacancies.  Any vacancy occurring in the office of a Manager, whether by reason of an increase in the number of Managers or otherwise, shall be filled by the affirmative vote of the Members holding a majority of Membership Interests.  A Manager elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, unless sooner displaced.

8.9           Manager Committees.  The Managers may designate one or more committees each consisting of one or more Managers which may, to the extent provided by the Managers and except as otherwise may be provided by statute, exercise the powers of the Managers in the management of the business and affairs of the Company.  The designation of any such committee and the delegation thereto of authority shall not operate to relieve the Managers of any responsibility imposed upon them by law.  If there be more than two members on such a committee, a majority of the members of the committee may determine its action and may fix the time and place of its meetings.  If there be only two members, unanimity of action shall be required.  Committee action may be by way of a written consent signed by all committee members.  The Managers shall have the power at any time to fill vacancies on committees, to discharge or abolish any such committee, and to change the size of any such committee.  Except as otherwise prescribed by the Managers, each committee may adopt such rules and regulations governing its proceedings, quorum, and manner of acting as it shall deem proper and desirable.

8.10         Tax Matters.  The Managers may designate a Manager or committee of Managers as the “Tax Matters Manager” or “Tax Matters Committee for the purpose of determining the tax treatment of any item (“Company Items”) required to be taken into account for the Company's taxable year under any provision of the Code.  Such Tax Matters Manager or, Committee shall be authorized to enter into settlement agreements with the Internal Revenue Service on behalf of all Members with respect to Company Items, and each Member (except any Member who has filed a statement described in Code Section 6224 (c)(3)(B)) agrees to be bound by the terms of any settlement agreement entered into by the Tax Matters Manager or Committee on behalf of all Members.  Pursuant to this authorization, each Member who has not so filed agrees to execute such further documents as may be necessary or desirable to cause the settlement agreement to be binding on such Member and not to exercise any right or undertake any other action which is inconsistent with any settlement agreement entered into by the Tax Matters Manager or Committee on behalf of such Member.  The Tax Matters Manager or Committee shall (i) keep the Members reasonably informed as to the status of all administrative and judicial Tax proceedings, (ii) file with the Internal Revenue Service a request for administrative adjustment if the Tax Matters Manager or Committee deems such to be appropriate, and (iii) file a petition in a court of competent jurisdiction regarding any dispute with respect to Company Items which the Tax Matters Manager or Committee deems appropriate.

8.11         Representations and Obligations of the Managers.  The Managers shall have the sole and exclusive control of and the management and conduct of the affairs of the Company.  The right, power and authority of the Managers to control the affairs of the Company and to do any and all acts on behalf of the Company shall include, subject to any specific limitations set forth in this Agreement, without limitation, the following:

(a)          subject to Section 8.1 hereof, they will be responsible for the overall supervision and operation of the Company's business;

(b)          they will represent the Company in all transactions and dealings with other parties consistent with their fiduciary obligations to the Company;

(c)          they will establish and maintain checking, savings and other banking accounts on behalf of the Company as they may deem appropriate, in accordance with Section 14.4 hereof;

(d)          they shall cause to be prepared and filed all Company federal and state tax information returns;

(e)          they shall furnish to the Members all reasonable information and accounting of the business of the Company on a timely basis when and if requested by any Member;

(f)           they shall devote such time to the Company business as may be necessary to carry on and conduct such business consistent with their fiduciary obligations to the Company; and

(g)          they will maintain and review all books of account for all costs and expenses incurred in connection with the business of the Company.

ARTICLE IX
CAPITAL CONTRIBUTIONS AND MEMBERSHIP INTERESTS

9.1           Capital Contributions of the Members. Each Member shall contribute to the Company's capital such cash, property or services rendered in the percentages specified in Exhibit “A,” attached hereto and incorporated herein by reference.

9.2           Membership Interests in the Company.  Upon the contribution by the Members of the cash, property, or services, all as set forth on Exhibit “A,” the Members shall own, in the aggregate, all of the Membership interests, to be allocated among them in proportion to their respective Initial Capital Contributions.

9.3           Return of Capital Contributions.

Except as provided in Exhibit “A” hereto or any document provided for therein:

(a)           No Member shall have the right to withdraw his or her Capital Contributions or Capital Account or demand or receive the return of his or her Capital Contributions or Capital Account or any part thereof except as otherwise provided in this Agreement.

(b)           The Managers shall not be personally liable for the return of the Capital Contributions or payment of the Capital Accounts of the Members if and to the extent that any return or payment is required.  Any such return or payment shall be made solely from the assets of the Company.

(c)           If any Member shall receive the return, in whole or part, of his or her Capital Contributions or Capital Account without violating this Agreement or the Act, he shall nevertheless be liable to the Company, only to the extent required by the Act, for the sum returned, together with interest thereon, to the extent necessary to discharge the Company's liabilities to creditors who extended credit or whose claims arose prior to such return or as otherwise provided under applicable law.

(d)           If a Member has received the return of any part of his or her Capital Contributions or Capital Account in violation of this Agreement or the Act, he shall be liable to the Company as provided in the Act for the full amount of the contribution wrongfully returned together with interest thereon.

(e)           The Company shall not pay any interest on the Capital Contribution or Capital Account of any Member.

ARTICLE X
ALLOCATIONS, DISTRIBUTIONS AND CAPITAL ACCOUNTS

10.1        Allocations of Company Items.  Company income and loss resulting from Company operations, from a Disposition, and items of income or loss upon the dissolution of the Company will be allocated to and among the Members as specifically provided in this Section 10.1.  If any Company property is properly reflected in the books of the Company at a value that differs from the adjusted tax basis of such property and, as a result, the items of income, deduction, credit, gain or loss allocable with respect to such property based upon the value of the property on the Company's books (the “Book Allocations”) are more or less than the items of income, deduction, credit, gain or loss allocable with respect to such property for tax purposes (the “Tax Allocations”), the allocations pursuant to Sections 10.1(a) below with respect to such property shall be deemed to refer solely to the Book Allocations, and the Tax Allocations to the Members shall be made pursuant to Section 10.1(c)(iii) below in accordance with Code Section 704(c).

(a)           All Company items or income, gain, loss, deduction, and credit, (“Company Items”) shall be allocated among the Members pro rata in accordance with their relative Membership Interests subject to the following exceptions:

(i)           Notwithstanding any other provision of this Agreement, in the event any Member unexpectedly receives an adjustment, allocation or distribution as described in subparagraphs (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), the terms and provisions of which are incorporated herein by this reference, which adjustment, allocation or distribution causes a deficit capital account balance, such Member(s) shall, to the extent required by Treasury Regulations Sections 1.704-1 and 1.704-2, be allocated gross income or gain (or items thereof consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit balance as quickly as possible.  The effect of any allocation pursuant to this Section 10.1(a)(i) shall be taken into account in computing subsequent allocations of income, gains, losses, and deductions pursuant to this Section 10.1, such that the net amount of any items so allocated and the income and gain and losses and deductions (or item thereof) allocated to each Member pursuant to this Section.  10.1, to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to the Provisions of this Section 10.1 if such unexpected adjustments, allocations or distributions had not occurred.

(ii)           Except as otherwise provided in Treasury Regulations Section 1.704-2(f), to the extent that there is a net decrease in “partnership minimum gain” (as defined in Treasury Regulations Section l.704-2(b)(2)) and 1.704-2(d) during a taxable year of the Company, all Members with deficit capital account balances at the end of such year will be allocated income or gain (or items thereof) before any other allocation is made of such items in the amount and in the proportions needed to eliminate such deficits as quickly as possible (“Minimum Gain Chargeback”) Minimum Gain Chargeback allocated in any taxable year shall be computed pursuant to, allocated in accordance with, and interpreted and implemented in a manner consistent with Treasury Regulations Section 1.704-2(f), the terms and provisions of which are incorporated herein by this reference.  Minimum Gain Chargeback shall be computed and allocated prior to the application of the provisions of Section 10.1(a)(i).

(iii)           Notwithstanding the provisions of this Section 10.1(a), if at the end of any taxable year (and upon the dissolution and termination of the Company) the Members' capital accounts are not in proportion to the respective amounts that the Members share in cash distributions under Section 10.2, then all income and gain shall thereafter shall be allocated in such a manner as shall cause the capital accounts of each Member to be adjusted in proportion to the capital accounts of all Members based on the respective amounts that the Members share in cash distributions under Section 10.2.  If such income and gain are insufficient to bring the Members' capital accounts in proportion to the amounts set forth in Section 10.2, then such allocations of income and gain shall be made to those Members whose capital accounts are required to be increased to proportionalize their capital accounts to the amounts set forth in Section 10.2, and such allocations of income and gain shall be made pro rata among such Members in proportion to the amount so available.  After the capital accounts of the Members have been so proportionalized to the amounts set forth in Section 10.2, all income and gain shall be allocated pro rata among the Members in accordance with their Membership Interests.

(iv)         Except as otherwise provided in Treasury Section 1.704-2(i)(4), notwithstanding any other this Section, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any fiscal year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5) shall be specially allocated items of income and gain for such fiscal year (and, if necessary, subsequent fiscal years, ) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704 2(i)(4) and 1.704-2(j)(2).

(v)          Nonrecourse Deductions for any fiscal year shall be specially allocated among the Members in proportion to their respective Membership Interests.

(vi)         Any Member Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-1-2(i)(1).

(vii)        Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of a Membership Interest by the Membership to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

(b)           Upon the permitted sale or transfer of a Membership interest the Company, the permitted liquidation of a Membership Interest or a constructive termination of the Company, the Company's books shall be immediately closed and the Company Items for the period from the date the Company’s books were last closed for the prior fiscal year preceding such event to the date of such sale, transfer, or constructive termination (“Interim Period”) shall be computed by the Company.  All Company Items for the Interim Period shall be allocated to such transferring Member (or to all of the Members immediately prior to any constructive termination) and the Revaluation Adjustment (as defined in Section 10.1(c) below), if made, as of the last day of the Interim Period will be made to such Member or Members in accordance with Section 10.1(c).  As such, the fiscal year in which the Company's books are closed shall be divided into separate periods.

(c)           Upon a contribution of money or property (other than a de minimis amount as determined under applicable Treasury Regulations) to the Company by a new or existing Member as consideration for an interest in the Company, a distribution of money or property (other than a de minimis amount as determined under applicable Treasury Regulations) by the Company to a resigning or continuing Member for an interest in the Company, or a constructive termination of the Company under Code Section 708, the Company shall make a revaluation of each item of Company property on the Company's books (the “Revaluation Adjustment”) if required by the Treasury Regulations promulgated under Code Section 704(b) or (ii) in the sole and absolute discretion of the “Tax Matters Manager (or Tax Matters Committee, as the case may be) (provided the decision to revalue each item of Company property is not in violation of the Treasury Regulations promulgated under Code Section 704(b)), based upon the fair market value of the property (taking into account any nonrecourse indebtedness to which the property is subject in accordance with Code Section 7701(g)) on the date of the Revaluation Adjustment.  The Revaluation Adjustment, if made, and all allocations of Company Items following the Revaluation Adjustment, if made, shall be made in the following manner:

(i)           The unrealized income, gain, loss, or deduction inherent in each item of Company property (that has not previously been allocated to the Members), including any unrealized deduction with respect to accounts receivable, accounts payable, and other accrued, unpaid items, shall be allocated among the Members pursuant to Section 10.1(a) of this Agreement as if there were a taxable disposition (a “Deemed Sale”) of such Company property for its fair market value on the date of the Revaluation Adjustment;

(ii)           Following the Revaluation Adjustment, Book Allocations of all Company Items, including gains, losses, or credits relating to the Company property, shall be allocated in accordance with Section 10.1(a) of this Agreement; and

(iii)          Following a Revaluation Adjustment, Tax Allocations to a Member with respect to items of Company property shall be made and determined so as to take into account the variation between the adjusted tax basis and book value of the property in the same manner as required under Code Section 704(c).

(d)           For purposes of Book Allocations, any depreciation, amortization or other cost recovery deduction allowable for any year or other period with respect to any item of Company property that is properly reflected on the Company's books at a value that differs from the adjusted tax basis of such property shall be in an amount that bears the same ratio to the fair market value of the property at the beginning of such year or period as the depreciation, amortization, or other cost recovery deduction for such year or period bears to the adjusted tax basis of the property at the beginning of such year or period.

(e)           If an event occurs as described in Section 10.1(c) hereof and the capital accounts of the Members are not adjusted as provided in such subsection, the Company shall nonetheless allocate Company Items attributable to Company property immediately prior to the occurrence of such event in a manner consistent with the principles of Code Section 704(c) as described in Section 10.1(f) hereof and in a manner reasonable calculated to avoid the potential adverse tax consequences contemplated by the last paragraph of Treasury Regulations Section 1.704-2(d)(4), such allocations to be generally made to the Members pro rata in accordance with their relative Membership Interests.

(f)           In accordance with Code Section 704(c) and the Treasury Regulations shall, promulgated thereunder, income, gain, loss, with respect to any property contributed to the Company shall, the solely, for tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such property contributed to the Company for tax purposes and its fair market value at the time of contribution.

In the event the fair market value of any property is adjusted pursuant to Section 10.1(c) hereof, subsequent allocations of income, gain, loss and deduction with respect to such property shall take into account any variation between the adjusted basis of such property for federal income tax purposes and its fair market value in the same manner as under Code Section 704(c) and the Treasury Regulations promulgated thereunder.

Any elections or other decisions relating to such allocations shall be made by the Tax Matters Manager (or Tax Matters Committee, as the case may be) in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 10.1(f) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Members’ capital account or share of Profits and Losses, other items, or distributions pursuant to any Provision of this Agreement unless required to maintain compliance with Code Sections 704(b) or 704(c) or the Treasury Regulations promulgated thereunder.

(g)           Except as otherwise provided herein, a Membership Interest assigned by a Member in accordance herewith will be deemed to be held by the Member transferring his or her Membership Interest until the date the assignment is consummated in compliance with all the Requirements set forth in Article 11 of this Agreement.  Therefore, all Company Items (other than gain or loss from a sale or Deemed Sale or other disposition of Company property) for a taxable year of the Company allocable to any Membership interest which has been transferred during such year shall be allocated between the assignor and assignee based on the number of days during such year that each was the record owner of such Membership Interest without regard to actual operating results.  Gain or loss from a sale or Deemed Sale or other disposition of Company property other than in the ordinary course of the Company's business will be allocated to the owner of the Membership Interest as of the date of such event.  Notwithstanding the provisions of this Section 10.1(g) the Tax Matters Manager (or Tax Matters Committee., as the case may be) may elect in his or her discretion to allocate such Company Items according to actual operating results or, if permitted under the regulations adopted by the Secretary of the United States Treasury under Code Section 706, in accordance with the monthly convention, which in effect permits the allocation to the assignor of all Company items attributable to the period preceding the 15th day of the month in which such assignment is consummated and the allocation to the assignee of all Company Items attributable to the period thereafter.

10.2        Distributions

(a)           All Cash Available for Distribution shall be allocated to the Members and distributed among them pro rata in accordance with their relative Membership Interests (subject, however, to Section 9.3, above and 10.3, below), in such amounts as the Managers in their sole discretion may from time-to-time, and at such times, determine to be appropriate for distribution to members and consistent with the then applicable business plan and financial requirements of the Company.  Tax Distributions (as defined in Section 10.3) shall be made at least one (1) day before the date that federal quarterly estimated payments are due, and shall be made to the extent there is Cash Available for Tax Distribution.

(b)           Upon the resignation of a Member, except as otherwise provided in this Agreement, a resigning Member shall not be entitled to the return of such Member’s capital contribution or capital account, or to any other payment.  Unless the resigning Member and a majority in interest of the other Members agree on the terms of redemption of the resigning Member’s Membership Interest, the resigning Member shall receive  the amount such former Member would have received if still a Member at the time of dissolution.  No Member, regardless of the nature of his or her contribution, has a right to demand or receive any distribution from the Company in any form other than cash.

(c)           Notwithstanding anything to the contrary herein contained, the net proceeds realized and available from any Disposition (which in the case of insurance funds from a casualty shall take into account the costs or expenditures for repair or replacement and the requirements of any mortgage holder on the Company property) shall be distributed in the following order of priority:

(i)           to pay any debts and liabilities of the Company;

(ii)          to establish any reserve which the Managers deem reasonably necessary to provide for any contingent or unforeseen liabilities or obligations of the Company; provided that, at the expiration of such period of time as the Managers deem advisable, the remaining balance of such reserve shall be distributed, other than “Tax Distributions” (as defined below), in the manner set forth in this Section 10.2(b);

(iii)         to pay the Members pro rata according to their respective Membership Interests set forth on Exhibit “A.”

10.3         Limitations on Distributions.  Company distributions, other than “Tax Distributions” (as defined below), shall not be made to the extent that, after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members on account of their Membership Interests, would exceed the fair value of the Company's assets.  No distributions, other than Tax Distributions shall be made to any Member at any time there is principal, interest or other amount outstanding.  “Tax Distributions” means quarterly distributions to each Member in an amount equal to the product of (A) the highest marginal federal income tax rate for individuals, plus the highest individual income tax rate of any state in which the Company’s activities result in income taxable to a Member or a Member’s equity owners, and (B) the Member’s allocable portion of the Company’s taxable net income.

10.4         Capital Accounts of Members.

(a)           There shall be established for each Member a single capital account, regardless of the payout status of the Membership interest owned by such Member or when or how such Member's interest in the Company is obtained, which capital account shall be maintained and adjusted as follows: The capital account of a Member shall first be credited with the amount of his or her Initial Capital Contribution to the Company determined pursuant to this Agreement.  Each such account shall then be increased by such Member's additional Capital Contributions to the Company (including the fair market value of any property contributed by such Member to the Company (net of any liabilities securing such contributed property that the Company is considered to assume or take subject to under Code Section 752)) and by such Member's allocable share of Company income and gain (or items thereof), including tax exempt income and gain, unrealized income and gain allocated upon a Revaluation Adjustment pursuant to Section 10.1(c)(i) of this Agreement, and Book Allocations (as defined in Section 10.1 of this Agreement), but excluding such Member's share of Tax Allocations.  Each such account shall then be decreased by: (i) such Member's allocable share of expenditures of the Company which are not deductible (or with respect to which the Company has not made a proper election to amortize) in computing the Company's taxable income; (ii) such Member's allocable share of Company loss or deduction (or items thereof) including unrealized loss or deduction allocated upon a Revaluation Adjustment pursuant to Section 10.1(c)(i) of this Agreement and Book Allocations, but excluding losses of the Company not deductible in computing the Company's taxable income and Tax Allocations; and (iii) amounts distributed to such Member pursuant to this Agreement (including the fair market value of any property distributed to such Member by the Company) net of any liabilities securing such distributed property that such Member is considered to assume or take subject to pursuant to Code Section 752.

(b)           The fair market value of any property contributed to the Company, distributed by the Company, or otherwise revalued by the Company as provided by Section 10.1(c) of this Agreement shall be the value established by consent of the Managers, or, to the extent counsel advises may be appropriate or necessary for income tax reporting, the most current and independent appraisal with respect to such property, and such determination shall be made on a property-by-property basis at the time of such contribution, distribution, or revaluation.  With respect to a promissory note of any Member which may, at any time, be contributed by such Member to the Company, or with respect to a promissory note of the Company distributed by it to a Member (other than a note which is readily tradable on an established securities market) as provided in Section 13.2(d) hereof, such promissory note shall be deemed to have no fair market value upon contribution, distribution, or revaluation and shall increase or decrease (as the case may be) a Member's capital account only if and to the extent there is a taxable disposition thereof or when and to the extent principal payments are made thereon.  In the case of a distribution to a Member of any Company promissory note which is negotiable, the amount of the capital account reduction of such Member shall be equal to the fair market value thereof (which in no event shall be less than the outstanding principal balance of such note so long as the interest rate on such note is not less than the applicable Federal rate as determined under Code Section 1274(d) at the time of valuation) as determined at the time of distribution of such note to such Member.  In the case of a distribution to a Member in liquidation of his or her Membership Interest of any Company promissory note which is negotiable, the amount of the capital account reduction of such Member shall be equal to the fair market value thereof (which in no event shall be less than the outstanding principal balance of such note so long as the interest rate on such note is not less than the applicable federal rate as determined under Code Section 1274(d) at the time of valuation) as determined at the time of distribution of such note to such Member.

(c)           If all or a portion of a Member's interest in the Company is transferred, the capital account of the transferring Member shall carry over to his or her transferee except to the extent that such transfer causes a termination of the Company under Code Section 708(b)(1)(B), in which case the Company's books shall be closed in accordance with Section 10.1(b) hereof and the transferee's capital account shall he adjusted in accordance with the provisions hereof.  If the Company has an election in effect under Code Section 754 to adjust the basis of the Company's property to the extent provided under Code Section 743, or if the Company does not have such an election in effect hut the transferee elects to adjust the bases of the Company's property under Code Section 732, such adjustment shall not be reflected in the transferee's capital account on the Company's books, and subsequent allocations of depreciation, amortization, gain, or loss with respect to such Company property will disregard the effect of such bases except to the extent otherwise permitted under the regulations adopted by the Internal Revenue Service under such Code Sections and Code Section 704(b).  Notwithstanding the foregoing, a Member who receives a distribution of an interest in any Company property that gives rise to adjustment of the adjusted tax bases of any properties under Code Section 743 shall have a corresponding adjustment made to his or her capital account where a Code Section 754 election is in effect for the taxable year in which such distribution occurs.

10.5         Compliance with Treasury Regulations.  Notwithstanding anything to the contrary herein contained, the foregoing provisions and other provisions of this Agreement relating to the maintenance of capital accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations.  In the event the Tax Matters Manager (or Tax Matters Committee, as the case may be) shall determine that it is prudent to modify the manner in which the capital accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Tax Matters Manager (or Tax Matters Committee) may make such modifications, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article 13 hereof upon the dissolution and liquidation of the Company.  The Tax Matters Manager (or Tax Matters Committee) shall have the authority in his or her sole and absolute discretion to make any appropriate modifications if events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b) and 1.704-2.

ARTICLE XI
TRANSFER OF A MEMBERSHIP INTEREST; ADDITIONAL MEMBERS

11.1         Assignment.  No Member shall have the right to assign, transfer, encumber or pledge (herein, for purposes of this Article 11, “assign”) , the whole or any portion of his or her Units of Membership Interest in the Company without the written approval of the other Members except to permitted transferees which shall be limited to affiliates of the Initial Members .

(a)           The effective date of an assignment of a Unit of Membership Interest shall be the date set forth on the written instrument of assignment.

(b)           Notwithstanding anything herein to the contrary, the Company, the Managers and the Members shall be entitled to treat the assignor of such interest as the absolute owner thereof in all respects and shall incur no liability for distributions of cash or other property made in good faith to him until such time as the written assignment has been received by and recorded on the books of the Company and all other terms relating to such assignment under this Agreement have been complied with, and such Assignment is otherwise effective in accordance herewith.

(c)           Except as provided in Section 11.1(b) above, an assignee of a Member's interest in the Company shall be entitled to receive distributions of cash or other property from the Company attributable to the interest acquired by reason of such assignment from and after the effective date of the assignment of such interest to him (subject, however, to Section 9.3, above).

(d)           The division and allocation of profits, losses and Cash Available for Distribution attributable to the Membership Interest between assignor and assignee during any fiscal year of the Company be in accordance with the provisions of Section 10.1(d).

11.2         Right of First Refusal.  Subject to the foregoing approval requirement, in the event that a Member, or any of their respective permitted successors and assigns, desires to sell, transfer, assign or otherwise dispose of all or any portion of the membership units of the Company owned by said party (the “Selling Party”) to any third party other than an affiliated or associated company of a Member, the Selling Party shall first obtain a bona fide written offer (the “Outside Offer”) from a non-affiliated third party (the “Third Party”) to purchase such membership units and, before the Selling Party may accept the Outside Offer, the Selling Party shall offer to sell such units to the other parties hereto in proportion to their respective ownership of membership units at the price and upon the terms contained in the Outside Offer.  The Selling Party’s offer to the other parties shall be in writing and shall be accompanied by a copy of the Outside Offer and the full name and address of the Third Party.  The non-selling parties shall have sixty (60) days after receipt of the Selling Party’s written offer in which to accept the same by delivering a written notice to that effect to the Selling Party and if a non-selling party elects not to purchase the subject interest, the other non-selling party shall have the right to acquire all of the Selling Party’s interest.  If the Selling Party’s offer is accepted by the non-selling party(ies), completion of such transaction shall be at the principal offices of the Company within ten (10) days after the Selling Party’s receipt of the non-selling party’s notice of acceptance; at completion of such sale, the Selling Party shall deliver to the non-selling party certificates representing the offered units of the Company to be purchased, duly endorsed for transfer, and free and clear of all claims, liens, encumbrances and security interest, with full warranties of title.  Upon presentment of such certificates, the non-selling party (ies) shall pay the purchase price in accordance with the terms and conditions of the Outside Offer or upon such other terms and conditions as may have been agreed upon by the Selling Party and the non-selling party.

If the Selling Party’s offer is not accepted by any non-selling party, then the Selling Party shall be free to sell, transfer or assign the offered membership units of the Company to the Third Party at the price and upon the terms and conditions contained in the Outside Offer; provided, however, that before any such transfer may be consummated, the Selling Party shall cause the Third Party to acknowledge and agree in writing prior to the consummation of the sale of membership units of the Company to be bound by the terms, conditions and restrictions contained in this paragraph 9 of this Agreement.  Notwithstanding the foregoing, in the event the Selling Party holds and proposes to sell a majority or controlling interest in the Company, then:

(i)           if the party not selling his or its interest declines to exercise his or its right of first refusal hereunder, said party may nonetheless be required at the election of the Selling Party proposing to sell a majority or controlling interest in the Company to join in such sale as to his or its entire ownership of membership units provided that the Selling Party has negotiated an arms-length sale of his or its entire membership interest and the party previously electing not to sell receives the same price and other consideration per membership unit obtained by the Selling Party; and

(ii)          if the party not previously determining to sell his or its interest declines to exercise his or its right of first refusal to acquire the Selling Party’s interest, such party may, at its election, require as a condition of the Selling Party’s sale of its majority or controlling interest that the minority share ownership interest(s) of the non-selling party(ies) be included in the subject transaction on the same terms and conditions and at the same price and other consideration per membership unit to be obtained by the Selling Party as a result of the transaction.

If the membership units of the Company so offered to the non-selling party, but not accepted by it, have not been sold, transferred or assigned to the Third Party in accordance with the terms and conditions of the Outside Offer within sixty (60) days after the expiration of the offer to the non-selling party, then the restrictions provided for herein shall again become effective with respect to such membership units of the Company, and no sale, transfer, assignment or other disposition of such membership units of the Company may be made thereafter without again offering such membership units of the Company to the other party hereto in accordance with the provisions hereof.

11.3         Substitution.  No assignee of the whole or any portion of a Member's interest in the Company shall have the right to become a substituted Member in place of his or her assignor unless all of the following conditions are satisfied:

(a)           the assignor and assignee execute and acknowledge a written instrument of assignment together with such other instruments as the Managers may deem necessary or desirable to effect the admission of the assignee as a substituted Member;

(b)           such instrument of assignment has been delivered to, received and approved by the Managers;

(c)           the written consent of all of the Members to such substitution has been obtained, the granting or denial of which shall be within the sole discretion of each of the Members; and

(d)           a transfer fee has been paid to the Company which is sufficient to cover all reasonable expenses connected with such assignment and substitution including attorneys' fees and recording costs.

11.4         Transferees Not Substituted as Members.  Unless an assignee has been  approved as a substitute Member by the unanimous written consent of all of the Members, the transferee and the transferee's Membership Interest shall have no right to vote or participate in the management of the business and affairs of the Company, under Article 7 or otherwise, or to become a substituted Member.  Such transferee shall be entitled only to receive the share of profits or other compensation by way of income and the return of contributions to which the transferring Member was entitled.

11.5         Additional Conditions to Assignment and Substitution.  In addition to the conditions to assignment and substitution set forth above, the Managers and the Company shall not recognize any assignment or substitution of any Member for any purpose if (a) such transfer, together with prior transfers, would result in sale or exchange of fifty percent (50%) or more of the total interest in the Company capital and profits within a twelve (12) month period, or (b) the Company shall not have received, if required by the Managers, an opinion of counsel selected by the Managers to the effect that such sale will not (i) result in termination of the Company under applicable law, (ii) result in termination of the Company for federal income tax purposes, (iii) change the status of the Company as a partnership for federal income tax purposes, (iv) require the Company to have an interim closing of the Company's books pursuant to Section 10.1(e) hereof, or (v) require the Company to revalue its property pursuant to Section 10.1(f) hereof.

11.6         Involuntary Assignment by Member.  In the event that a Member's Interest is taken or disturbed by levy, foreclosure, charging order, execution or other similar proceeding, the Company shall not dissolve but the assignee of said Membership Interest shall be entitled to no more than to receive distributions subject to Section 10.2 hereof, and profits and losses attributable to the Member's Interest in the Company, in accordance with the percentages allowed under this Agreement and in no event shall said assignee have the right to interfere with the management or administration of the Company business or affairs or to become a substituted Member or a Manager except as may otherwise be provided.

11.7         Continuing Liability of Transferor.  Upon the substitution of a Member as provided in this Article 11, the transferring Member shall be released from all liability to the Company except as provided in the Act.

11.8         Death, Incapacity or Dissolution of a Member.

(a)           Upon the death or adjudication of bankruptcy, insanity or incompetency of a Member who is an individual, his or her legally authorized personal representatives shall have all the rights of the Member for the purpose of settling or managing his or her estate and shall have such power as the Member possessed to make an assignment of his or her interest in the Company in accordance with the terms hereof and to Join with any assignee in making application to substitute such assignee as a Member.

(b)           Upon the adjudication of bankruptcy, dissolution or other cessation to exist as a legal entity of any Member which is not an individual, the authorized representative of such entity, possessed of the rights of such Member for the purpose of winding up in an orderly fashion and disposing of the business of such entity, shall have such power as such entity possessed to make an assignment of its interest in the Company in accordance with the terms hereof and to join with such assignee in making application to substitute such assignee as a Member.

11.9         Admission of New Members.  From the date of the formation of the Company, with the unanimous and voluntary consent of the Members, any person or entity acceptable to the Members may, subject to the terms and conditions of this Agreement: (i) become an additional Member by the sale of new Membership Interests for such consideration as the Members, by their unanimous vote, shall determine, or (ii), become a substituted Member as a transferee of a Membership Interest or any portion thereof.

11.10      Compliance with Securities Laws.  The Members hereby agree that Membership Interests shall be nontransferable and nonassignable, except in compliance with the registration provisions of the Act or an exemption or exemptions therefrom, in compliance with (or exempt from) applicable state securities laws and rules and regulations promulgated thereunder and the terms of this Agreement.  Any attempted or purported transfer or assignment in violation of the foregoing shall be void and no effect.

ARTICLE XII
CONFIDENTIALITY AND INTELLECTUAL PROPERTY

12.1        Confidentiality/Intellectual Property Rights.

(a)           The Members agree to hold in strictest confidence and not to disclose to others or use other than for purposes of this Agreement any data, reports, writings and communications and any other information provided to, learned by or made available to them by the other parties in the course of this Agreement (collectively referred to as “Information”) except as the other parties expressly authorize in writing.  The Members acknowledge that all Information provided or learned by them in connection with this Agreement constitutes trade secret data and/or proprietary information of great value and agree not to use such Information for any purpose other than the objectives of this Agreement.  In the event that any party receives notice of an attempt by anyone to obtain a court order compelling any disclosure of any Information, such party shall immediately notify the other party.

(b)           Nothing in this section in any way restricts or impairs any party’s right to use, disclose or otherwise deal with any Information or data which:

(i)           at the time of disclosure is generally available to the public or thereafter become available to the public by publication or otherwise through no act of that party;

(ii)          that party can demonstrate was within its possession prior to the time of disclosure and was not acquired directly or indirectly from the other party or any person, firm or corporation acting on its behalf, or

(iii)         is independently made available as a matter of right to any party by a third party who is under no confidentiality obligation to the other party.

(c)           Member’s obligations under this Section 12 shall terminate three (3) years after termination of the Member’s Membership in the Company, except that with respect to any information, etc., maintained as a trade secret, the Member’s obligations shall continue so long as such information remains a trade secret.

ARTICLE XIII
DISSOLUTION AND TERMINATION OF THE COMPANY

13.1         Dissolution and Termination.  The  Company shall be dissolved and/or terminated under the Act upon the occurrence of any of the following events:

(a)           Upon the expiration of the term of this Agreement;

(b)           Upon the written consent of the holders of two-thirds of the Membership Interests; or

(c)           Upon the death, retirement, resignation, expulsion, bankruptcy, or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company, unless there are at least two remaining Members and the business of the Company is continued by and with the voluntary consent of all of the remaining Members.

13.2         Distribution upon Termination.  Upon the dissolution and termination of the Company, the Managers shall take full account of the Company's assets and liabilities, the assets shall be liquidated (subject to Section 10.4 hereof) as promptly as is consistent with obtaining fair value therefor, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:

(a)           to the payment of all creditors, other than Members, in the order of priority as provided by the Act, except any claims of secured creditors whose obligations will be assumed or otherwise transferred on the liquidation of the Company's assets;

(b)           to the payment of any obligations of the Company to any Member;

(c)           to the establishment of any reserves which the Managers deem reasonably necessary for any contingencies or unforeseen liabilities or obligations of the Company.  Such reserves shall be paid over by the Managers to an escrow agent or shall be held for the purpose of disbursing such reserves in payment of any of the said contingencies and, at the expiration of such period as the Managers shall deem advisable, the balance thereof shall be distributed in the manner and order provided in this Section 13.2; and

(d)           to the payment of all Members of their respective positive capital accounts (after taking into account all capital account adjustments under Section 10.3 of this Agreement during the taxable year such liquidation occurs other than any adjustments for the liquidating distributions hereunder), including Members who resigned and received less than the fair value of their Membership Interests at the time of their resignation.

13.3         Allocations During Dissolution.  Throughout the dissolution and winding up of the Company, all of the Members shall be allocated their share of Company Items, including items of gain or loss, in accordance with Article 10 of this Agreement.  Any gain or loss from a sale or Deemed Sale or other disposition of any Company property shall also be allocated in accordance with Article 10 of this Agreement.  The difference between the value of any item of Company property distributed in kind and its adjusted tax basis shall be treated as a gain or loss on the sale of such and shall be allocated to the Members in accordance with Article 10 of This Agreement.

13.4         Distributions in Kind.  In the event a distribution of Company property in kind is made, such property shall be either: (i) transferred and conveyed to the Members or their assigns so as to vest in each of them, as tenants-in-common, a percentage interest in the whole of said property equal to the percentage interest he would have received had the aforesaid property not been distributed in kind; or (ii) transferred and conveyed to the Members on an asset-by-asset determination, as determined by the Managers in their sole and absolute discretion.  Notwithstanding anything to the contrary herein contained, distributions in kind are expressly authorized to such extent as the Managers may determine in their sole and absolute discretion and the allocation of gain or loss in connection therewith, if any, shall be allocated in accordance with the Provisions of Section 10.1 hereof.

13.5         Time.  A reasonable time, as determined by the Managers, not to exceed six months from the date of an event of dissolution, shall be allowed for the orderly liquidation of the assets of the Company and the discharge of Company liabilities.

13.6         Statement of Termination.  The Managers shall furnish each of the Members, at the Company's expense, with a statement which shall set forth the assets and liabilities of the Company as of the date of complete liquidation and distribution as herein provided.  Such statement shall also schedule the receipts and disbursements made with respect to the termination hereunder and shall be final and binding upon all persons, except such persons who may file a specific and detailed written protest thereof within 90 days of his or her receipt of the statement.

13.7         Certificate of Cancellation.  Upon the completion of termination in accordance with the terms hereof, the Company shall terminate and the Members shall execute, acknowledge, and cause to be filed a certificate of cancellation of the Company, whereupon the Company will cease to exist in all respects.

13.8         Liquidating Trustee.  In the event of a dissolution of the Company, the liquidation of its assets and the discharge of its liabilities may be carried out by a liquidating trustee or receiver who shall be a bank or trust company or other person or firm having experience in managing, liquidating, or otherwise handling property of the type then owned by the Company.  Any such liquidating trustee or receiver shall be designated by the Managers.  A liquidating trustee shall not be personally liable for the debts of the Company but otherwise shall have such obligations and authorities as are given the Managers pursuant to this Agreement or as may be agreed upon between the Members and said liquidating trustee.

ARTICLE XIV
ACCOUNTING AND REPORTS

14.1         Books and Records.  At the expense of the Company, the Managers shall maintain records and accounts of all operations and expenditures of the Company.  In accordance with the Act, the Company shall keep at its principal place of business the following records:

(a)           A current list of the full name and last known business, residence, or mailing address of each Member and Manager, both past and present;

(b)           A copy of the Articles of Organization and all amendments thereto, together with executed copies of all powers of attorney pursuant to which any amendment has been executed;

(c)           Copies of the Company's federal, state, and local income tax returns and reports, if any, for the three most recent years;

(d)           Copies of this Agreement, copies of any writings permitted or required with respect to a Member's obligation to contribute cash, property or services, and copies of any financial statements of the Company for the three most recent years;

(e) Minutes of every annual, special, and court-ordered meeting of the Members and/or Managers; and

(f) Any written consents obtained from Members or Managers for actions taken without a meeting.

Such books and records shall be open for the inspection and examination by any Member, in person or by his or her duly authorized representative, at reasonable times at the principal office of the Company upon at least five business days prior written notice and a showing that the request is made in good faith and for a proper purpose.

The Company's books and records shall be kept on the cash method of accounting for federal income tax reporting purposes and any change in method shall be made by the Tax Matters Manager (or Tax Matters Committee as the case may be) in its sole discretion.

14.2         Fiscal Year.  The annual accounting period of the Company shall be the calendar year.

14.3         Returns and Reports.  The Company shall prepare or have prepared and distribute, at the Company's expense, a completed copy of the Company's federal information return and any similar state income tax return required by applicable law.  The Managers will use reasonable efforts to mail each Member's Schedule K-1 (Form 1065) within one hundred (100) days of the end of each calendar year of the Company.  The Company shall also furnish to each Member such other reports on the operation of the Company as may be reasonably requested.  Each Member shall file such state income tax returns and make timely payment of all state taxes imposed with respect to such Member's share of Company income.

14.4        Bank Accounts.  All funds of the Company shall be deposited in its name in such checking and savings accounts or time certificates (or the like) as shall be designated by the Managers.  Withdrawals therefrom shall be made upon such one or more signatures as the Managers may designate; provided, however, that only Managers who maintain an office in the principal office of the company may be a signatory on any bank account established by the Company.

14.5        Federal Income Tax Elections.  All elections required or permitted to be made by the Company under the Code shall be made by, the Tax Matters Manager (or Tax Matters Committee, as the case may be) in his or her sole discretion.

ARTICLE XV
MISCELLANEOUS

15.1       Amendments.  Any amendment to this Agreement may be proposed by any Member or Manager.  A vote on a proposed amendment shall be taken within 30 days of the date notice of the proposal is given to the Members.  An amendment shall become effective at such time as it has been approved in writing by all of the Members entitled to vote.

15.2

15.3        Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All such communications shall be sent to the Company at principal office,  and to the Members at the address set forth on the signature page hereto or at such other address as the Company or Member may designate by ten (10) days advance written notice to the other parties hereto.

15.4        Captions.  Titles or captions contained in this Agreement are inserted only as a matter of convenience and reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

15.5        Usage.  As used herein, the masculine, feminine or neuter gender, and the singular or plural numbers, shall each be deemed to include the others unless the context clearly indicates to the contrary.  “Person” or “party” shall include a corporation, firm, partnership, proprietorship, or other form of association.

15.6        Counterparts.  This Agreement may be executed in any number of counterparts and all of such counterparts shall be deemed an original and for all purposes constitute one Agreement binding on the parties hereto, notwithstanding that all parties are not signatory to the same counterpart.

15.7        Binding Agreement.  Except as otherwise provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their personal representatives, successors, assigns, and legal representatives.

15.8        Severability.  If any provision of this Agreement shall be declared invalid or unenforceable, the remainder of this Agreement will continue in full force and effect so far as the intent of the parties can be carried out.

15.9        Entire Agreement; Governing Law.  This Agreement, including the Exhibits hereto, contains the entire agreement of the parties hereto.  In the event any of the terms or conditions hereof shall conflict with any of the terms or condition of the Articles of Organization, the terms and conditions of this Agreement shall control.  All amendments, modifications, supplements or riders hereto, if any, shall be set forth in writing executed by the parties hereto, and shall be attached to this Agreement at the time of such execution.  This Agreement shall be governed by the laws of the State of Delaware.

15.10      Further Action.  All parties agree to execute and deliver such papers, documents, and instruments, and perform such acts, as are necessary or appropriate to implement or carry out the terms or intent or hereof.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the November 5, 2008.

EMISSARY CAPITAL GROUP, LLC

By:
Amit Tandon, Managing Member

AMIT TANDON

AJAY TANDON

ALBERT LEE

EXHIBIT A

MEMBERS’ CAPITAL CONTRIBUTIONS
AND PERCENTAGE INTERESTS

Name/Address	Capital Contributions	Percentage Interest

Amit Tandon	Services	45%

Ajay Tandon	Services	45%

Ajay Tandon	Cash	10%

		100%